For Immediate Release

8x8, Inc. Announces First Quarter Fiscal 2008 Results

Company Reports Positive Net Income

SANTA CLARA, Calif., -- August 2, 2007, -- 8x8, Inc. (Nasdaq: EGHT), provider of Packet8 (www.packet8.net) residential, business and video Voice over Internet Protocol (VoIP) phone services, today announced financial results for the first quarter of fiscal 2008 ended June 30, 2007.

For the first time since the Company launched its Packet8 VoIP service in November 2002, 8x8 posted GAAP net income of $508,000, or $0.01 per share, compared to a net loss of $2.9 million, or ($0.05) per share for the previous quarter and $1.8 million, or ($0.03) per share for the same period of fiscal 2007. In addition, the Company posted a $284,000 increase in cash and investments for the first fiscal quarter compared to a $492,000 reduction in cash and investments during the previous quarter and a $5.2 million reduction in cash and investments during the same period of fiscal 2007, improving its balance sheet to approximately $12.2 million in cash and investments with no debt.

Total revenues for the first quarter of fiscal 2008 increased to $14.7 million compared to $14.4 million for the previous quarter, and $12.3 million for the same period of fiscal 2007, an increase of 20%. Packet8 Virtual Office revenue grew sequentially by 23% over the previous quarter, while residential revenue declined 5%. Gross margins grew to 64%, up from 54% in the previous quarter, and Packet8 service margins grew to 70% from 62% in the previous quarter.

As of June 30, 2007, over 8,000 U.S. based businesses subscribed to the Packet8 Virtual Office service. Packet8 Virtual Office revenues represented 44% of the Company's total revenues in the June quarter, up from 37% in the March quarter.

"We are very proud to announce these results and to become the first major pure play VoIP service provider to generate positive cash from operating activities," said 8x8 Chairman and CEO Bryan R. Martin.

About 8x8, Inc.

VoIP service provider 8x8, Inc. offers internet-based telephony solutions (www.packet8.net) for individual residential and business users as well as small to medium sized business organizations. In addition to regular Packet8 VoIP service plans priced as low as $24.99 per month for unlimited anytime calling to the U.S. and Canada, 8x8 offers the Packet8 Tango Video Terminal Adapter and DV 326 VideoPhone along with accompanying monthly service plans also priced at $24.99 per month. Packet8 Virtual Office, 8x8's VoIP phone system for small to medium sized businesses, is a hosted PBX solution comprised of powerful business class features. Companies subscribing to Virtual Office pay just $49.99 per month per extension for enterprise class PBX functionality along with unlimited local and long distance calling in the U.S. and Canada. The Packet8 Complete Contact Center™ is a multimedia call center distribution and management platform that works with any broadband Internet service and provides enterprise class contact center functionality combined with Virtual Office hosted iPBX calling features and business calling plans. Packet8 Softalk Office™, 8x8's PC-based soft phone client, offers high quality voice and video in-network calling as well as outbound calling to the PSTN. For additional company information, visit 8x8's web site at www.8x8.com.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward- looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our VoIP products and services, the reliability of our services, the prices for our services, customer renewal rates, customer acquisition costs, actions by our competitors, including price reductions for their telephone services, potential federal and state regulatory actions, compliance costs, potential warranty claims and product defects, our needs for and the availability of adequate working capital, our ability to innovate technologically, the timely supply of products by our contract manufacturers, potential future intellectual property infringement claims that could adversely affect our business and operating results, and our ability to retain our listing on the NASDAQ Capital Market. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo, Packet8 Virtual Office, Packet8 Softalk, Packet8 Tango and Packet8 Complete Contact Center are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners

# # #

CONTACT:
Joan Citelli
jcitelli@8x8.com
 (408) 687-4320

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30,
	2007	2006
Service revenues	$13,411	$9,877
Product revenues	1,331	2,394
Total revenues	14,742	12,271

Operating expenses:
Cost of service revenues	3,986	4,762
Cost of product revenues	1,383	2,928
Research and development	1,057	1,321
Selling, general and administrative	8,919	9,205
Total operating expenses	15,345	18,216
Loss from operations	(603)	(5,945)
Interest income, net	132	243
Income on change in fair value of warrant liability	979	3,898
Net income (loss)	$508	$(1,804)

Net income (loss) per share:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)

Weighted average number of shares:
Basic	61,772	61,138
Diluted	62,080	61,138

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	March 31,
	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$5,518	$6,735
Short-term investments	5,919	5,197
Accounts receivable, net	804	736
Inventory	2,603	2,629
Other current assets	1,470	1,502
Total current assets	16,314	16,799
Long-term investments	779	-
Property and equipment, net	2,651	2,840
Other assets	161	319
Total assets	$19,905	$19,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,208	$4,919
Accrued compensation	986	825
Accrued warranty	342	323
Deferred revenue	1,465	1,488
Other accrued liabilities	3,197	3,386
Total current liabilities	11,198	10,941

Other liabilities	205	253
Fair value of warrant liability	2,408	3,387
Total liabilities	13,811	14,581

Total stockholders' equity	6,094	5,377
Total liabilities and stockholders' equity	$19,905	$19,958